Exhibit 10.136

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement, dated September 4, 2007 (the “Employment Agreement”), by and between Comverse Technology, Inc., a New York corporation (the “Company”), and Cynthia L. Shereda (the “Executive”) is entered into on December 4, 2008 by and between the Company and the Executive (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company previously entered into the Employment Agreement under which the Company continues to employ the Executive;

WHEREAS, the Parties wish to amend the Employment Agreement to make certain changes to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, covenant and agree as follows:

1.	Amendments to Employment Agreement. The Employment Agreement is amended as follows:

(a)	Section 1(i)(i) is hereby amended to read as follows:

a material reduction in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives, provided, however, that an across-the-board reduction of Executive’s compensation in excess of 10% of Base Salary or 20% of Target Bonus shall constitute Good Reason;

(b)	Section 9 is hereby amended to read as follows:

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall reimburse her for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto. In no event shall any eligible expense reimbursements be made later than the last day of the calendar year following the calendar year in which such expense is incurred.

(c)	Section 12(h) is hereby amended to read as follows:

If the Executive becomes subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”) with respect to any payment(s), benefit(s) or distribution(s) received by, or payable to or for the benefit of, Executive (or otherwise) in connection with, or by reason of, any Change in Control or any change in ownership or effective control of the Company (as determined under IRC Section 280G) that occurs prior to January 1, 2010, the Company and the Executive agree that the Company shall pay to the Executive a tax gross-up payment so that after payment by the Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if she had not been subject to the Parachute Excise Tax. The payment described in this subsection will be made no later than the end of the calendar year following the calendar year in which the Parachute Excise Tax is paid.

(d)	Section 12(i) is hereby amended to read as follows:

As a condition precedent to receiving the compensation and benefits provided under Sections 12(c) and 12(e) (but not any of the amounts described in clauses (i), (vii) and (ix) of Sections 12(c) and 12(e) above), the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A within 45 days following her termination of employment date.

(e)	Section 28(a) is hereby amended to read as follows:

If any payment, compensation or other benefit provided to the Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) as of such employment termination date, no part of such payments shall be paid before the day that is six (6) months plus one (l) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

2.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same written agreement, which will be binding and effective as to all the Parties.

3.	Binding Effect. This Agreement shall be binding upon each of the Parties hereto, and upon their respective successors and assigns, and shall inure to the benefit of each of the Parties hereto, and their respective successors and assigns. Subject to the foregoing sentence, no person not a Party hereto shall have any right under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Andre Dahan
Name: Andre Dahan
Title: President and Chief Executive Officer

THE EXECUTIVE

/s/ Cynthia L. Shereda
Cynthia L. Shereda